EXHIBIT 99.1

Bion Announces Initial Credit Certification for Kreider Farm Poultry Waste Processing

May 31, 2011.  New York, New York.  Bion Environmental Technologies, Inc. (OTC: BNET) announced today that it has received a credit certification from the Pennsylvania Department of Environmental Protection (DEP) for the reduction of 559,457 lbs of Chesapeake Bay (CB or Bay) nitrogen (N) from the treatment of Kreider Farms (KF) poultry waste stream.  The number of credits was derived from the application of PA DEP’s current CB N credit calculation model and is subject to final verification.

The CB N credit calculation is designed to determine what portion of the volume of N lost to the CB Watershed will actually impact the Bay. This calculation is determined by applying a “delivery ratio” which is designed to reflect the percentage of lost N that actually reaches the CB subsequent to various pollutant attenuation processes. In Pennsylvania, these delivery ratios have been derived by PA DEP based upon the results of applying the existing decade-old EPA watershed model. However, EPA has recently announced that it will be providing pollutant load results from a newly-developed watershed model in early summer 2011.

The new EPA model will increase by a factor of 10 the number of watershed segments (sub-watersheds) that are evaluated, allowing a much greater level of detail and accuracy compared to the older model. Due to the greatly enhanced spatial scale, along with improved pollutant transport algorithms, it is expected that newly-derived delivery ratios will be more reflective of the actual attenuation processes associated with each sub-watershed draining to the CB.  It is also expected that the number of extreme or skewed delivery ratios based on the older model will be significantly reduced.

Bion’s modeling experts have projected that the results from the new watershed model will increase Bion’s certified credits from its Kreider Farm poultry project from 559,457 lbs to in excess of 1.5 million lbs of N annually as a result of the expected increase in the delivery ratio associated with the sub-watershed in which this facility is located. Bion will amend its filing with the PA DEP to reflect the expected higher delivery ratio once the new model results are published.

It is anticipated that the new model will enable more accurate assessments of N reductions to the CB from individual sites by existing and future projects.  The new model should benefit many of the existing agricultural projects that now have concerns related to the number of credits they have and are being awarded, allowing them to amend their existing filings based on the new transparent scientific baseline.

Bion’s KF project will meet the PA DEP’s Watershed Implementation Plan (WIP) goal of promoting a ‘Million Pound Project’.  The WIP outlines approaches and strategies to comply with federal Chesapeake Bay nutrient reduction mandates.  For more on PA DEP’s WIP, see:  http://files.dep.state.pa.us/Water/Chesapeake%20Bay%20Program/ChesapeakePortalFiles/REVISED%20FINAL%20PA%20Chesapeake%20Bay%20WIP%201-11-11.pdf.

In the PA WIP, the DEP has promoted the development of a state- and federally-funded technology fund to entice and subsidize the development of projects that generate large scale nutrient reductions such as the promoted ‘Million Pound Project’.   Bion has developed its projects at Kreider Farms absent government subsidies, focusing instead on capturing the values generated by the establishment of competitive environmental markets that promote least-cost nutrient reductions.

Bion’s Kreider Farm projects demonstrate that the production of livestock can be operated in a manner that is sustainable both economically AND environmentally.  Bion’s partnership with KF is a clear example of the benefits and value that technology, in cooperation with the livestock industry, can bring to both the environment and area tax- and rate-payers. The end result is that the ratepayers of Pennsylvania’s Susquehanna watershed ultimately benefit as Bion’s projects can shave tens of millions of dollars off the cost of compliance with DEP and EPA Chesapeake Bay nitrogen mandates over the next decade.

The substantial tax- and rate-payer savings stem from the difference in high costs associated with capturing and removing nitrogen from dilute (municipal waste treatment plants) and dispersed (storm water) sources, compared to treating captured nitrogen from livestock waste at the site, before it is lost to the surrounding environment.  The application of more efficient treatment technologies results in low cost, verifiable, and long term reductions (represented by nutrient credits) that can offset the need for costly municipal upgrades or new storm water infrastructure projects.   Enabled by DEP policy, Bion’s Kreider Farm projects have generated a win-win-win scenario for the environment, tax- and rate-payers and the Pennsylvania livestock industry.

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About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion’s process simultaneously recovers cellulosic biomass from the waste stream to produce renewable energy.

Bion’s technology enables development of large scale livestock facilities in strategic locations that provide greater efficiencies and dramatically reduced transportation costs but were previously impracticable due to their environmental impact.  These environmentally-responsible, large scale facilities can be integrated with existing or new food processing and renewable energy production operations to substantially reduce risk and improve the economics of all partners.  For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct